Exhibit 10.2

CA, INC.

CHANGE IN CONTROL SEVERANCE POLICY

(AMENDED AND RESTATED EFFECTIVE AUGUST 5, 2015, AND FURTHER AMENDED ON AUGUST 8, 2018)

1.    Purpose. The purpose of the CA, Inc. Change in Control Severance Policy (the “Policy”) is to secure the continued services of certain senior executives of the Company and to ensure their continued dedication to their duties in the event of any threat or occurrence of a Change in Control (as defined in Section 2).

2.    Definitions. As used in this Policy, the following terms shall have the respective meanings set forth below:

(a)    “Annual Performance Bonus” means the annual cash bonus awarded under the Company’s incentive plan, as in effect from time to time (as of the date of adoption of this Policy the “annual performance bonus” within the meaning of Section 4.4 of the Company’s 2007 Incentive Plan, effective as of June 12, 2007 (the “Company Incentive Plan”)).

(b)    “Base Salary” means the higher of (i) the Participant’s highest annual rate of base salary during the twelve-month period immediately prior to the Participant’s Date of Termination or (ii) the average of the Participant’s annual base salary earned during the past three (3) completed fiscal years of the Company immediately preceding the Participant’s Date of Termination (annualized in the event the Participant was not employed by the Company (or its affiliates) for the whole of any such fiscal year).

(c)    “Board” means the Board of Directors of the Company and, after a Change in Control, the “board of directors” of the Parent Corporation or Surviving Corporation, as the case may be, as defined for purposes of Section 2(f).

(d)    “Bonus Amount” means the higher of (i) the Participant’s target Annual Performance Bonus for the fiscal year in which the Participant’s Date of Termination occurs (or if the Participant’s Qualifying Termination is on account of Good Reason pursuant to a reduction in a Participant’s compensation or compensation opportunity under Section 2(k)(ii), the Participant’s target Annual Performance Bonus for the prior fiscal year if higher) or (ii) the average of the Annual Performance Bonuses earned by the Participant from the Company (or its affiliates) during the last three (3) completed fiscal years of the Company (or such shorter period of time during which the Participant was employed by the Company) immediately preceding the Participant’s Date of Termination (annualized in the event the Participant was not employed by the Company (or its affiliates) for the whole of any such fiscal year).

(e)    ”Cause” means (i) the willful and continued failure of the Participant to perform substantially his duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or any such failure subsequent to the Participant being delivered a notice of termination without Cause by the Company or delivering a notice of termination for Good Reason to the Company) after a written demand for substantial performance is delivered to the Participant by or on behalf of the Board which specifically identifies the manner in which the Board believes that the Participant has not substantially performed his duties, (ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates, (iii) the engaging by the Participant in conduct or misconduct that materially harms the reputation or financial position of the Company, (iv) the Participant (x) obstructs or impedes, (y) endeavors to influence, obstruct or impede or (z) fails to materially cooperate with, an Investigation, (v) the Participant withholds, removes, conceals, destroys, alters or by other means falsifies any material which is requested in connection with an Investigation, or attempts to do so or solicits another to do so, (vi) the commission of a felony by the Participant or (vii) the Participant is found liable in any SEC or other civil or criminal securities law action or enters into any cease and desist orders with respect to such action regardless of whether the Participant admits or denies liability. For purposes of this paragraph (d), no act or failure to act by the Participant shall be considered “willful” unless done or omitted to be done by the Participant in bad faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, in accordance with authority duly given by the Board, based upon the advice of counsel for the Company (including counsel employed by the Company) shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. Cause shall not exist unless and until the Company has delivered to the Participant a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board (excluding the Participant from both the numerator and denominator if the Participant is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (i), (ii), (iii), (iv), (v), (vi) or (vii) has occurred and specifying the particulars thereof in detail.

(f)    ”Change in Control” means the occurrence of any one of the following events:

(i)    individuals who, on the effective date of the Policy, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the effective date of the Policy whose election or nomination for election was approved by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii)    any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote generally in the election of directors (the “Company Voting Securities”);

provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)), (E) pursuant to any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant); or (F) a transaction (other than one described in (iii) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control under this paragraph (ii);

(iii)    the consummation of a merger, consolidation, statutory share exchange, reorganization, sale of all or substantially all the Company’s assets or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) at least 60% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction” and any Business Combination which does not satisfy all of the criteria specified in (A) (B) and (C) shall be deemed a “Qualifying Transaction”); or

(iv)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company or its affiliates which reduces the number of Company Voting Securities outstanding; provided, that if after the consummation of such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur. For purposes of this Change in Control definition, “corporation” shall include any limited liability company, partnership, association, business trust and similar organization, “board of directors” shall refer to the ultimate governing body of such organization and “director” shall refer to any member of such governing body.

(g)    ”Company” means CA, Inc.

(h)    ”Date of Termination” means (i) the effective date on which the Participant’s employment by the Company terminates as specified in a prior written notice by the Company or the Participant, as the case may be, to the other, delivered pursuant to Section 9 or (ii) if the Participant’s employment by the Company terminates by reason of death, the date of death of the Participant.

(i)    ”Disability” shall mean long-term disability under the terms of Company’s long-term disability plan, as then in effect.

(j)    ”Equity Incentive Compensation” means all equity-based compensation (including stock options and restricted stock) awarded under the Company’s incentive plan, as in effect from time to time (as of the date of adoption of this Policy the “restricted stock,” “stock options” and “other equity-based awards” within the meaning of Sections 4.6, 4.7 and 4.8, respectively, of the Company Incentive Plan).

(k)    ”Good Reason” means the occurrence of one or more of the following circumstances, without the Participant’s express written consent, and which circumstance(s) are not remedied by the Company within thirty (30) days of receipt of a written notice from the Participant describing in reasonable detail the Good Reason event that has occurred (which notice must be provided within ninety (90) days of the Participant’s obtaining knowledge of the event), provided that the Participant must terminate employment within the two years following the Participant’s obtaining knowledge of the event:

(i)    (A) any material change in the duties, responsibilities or status (including reporting responsibilities) of the Participant that is inconsistent in any material and adverse respect with the Participant’s position(s), duties, responsibilities or authority with the Company immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities); provided, however, that Good Reason shall not be deemed to occur upon a change in duties, responsibilities (other than reporting responsibilities) or status that is solely and directly a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this Section 2(k) or (B) a material and adverse change in the Participant’s titles or offices (including, if applicable, membership on the Board) with the Company as in effect immediately prior to such Change in Control;

(ii)    a more than 10% reduction by the Company in the Participant’s rate of annual base salary or Annual Performance Bonus, Long-Term Performance Bonus or Equity Incentive Compensation target opportunities (including any material and adverse change in the formula for such targets) as in effect immediately prior to such Change in Control, provided that any such change constitutes a reduction of 5% or more in the Participant’s total compensation paid by the Company;

(iii)    the failure of the Company to continue in effect any employee benefit plan, compensation plan, welfare benefit plan or fringe benefit plan in which the Participant is participating immediately prior to such Change in Control or the taking of any action by the Company, in each case which would materially adversely affect the Participant, unless the Participant is permitted to participate in other plans providing the Participant with materially equivalent benefits in the aggregate (at materially equivalent or lower cost with respect to welfare benefit plans);

(iv)    the failure of the Company to obtain the assumption of the Company’s obligations hereunder from any successor as contemplated in Section 8(b); or

(v)    a material breach by the Company of the terms of the Participant’s employment agreement.

The Participant’s right to terminate employment for Good Reason shall not be affected by the Participant’s incapacities due to mental or physical illness and the Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason.

(l)    ”Home Country” shall mean a Participant’s country of residence immediately before the Participant commenced employment with the Company.

(m)    ”Investigation” means an investigation authorized by the Board, a self-regulatory organization empowered with self-regulatory responsibilities under federal or state laws or a governmental department or agency.

(n)    ”Long-Term Performance Bonus” means the long-term bonus awarded under the Company’s incentive plan, as in effect from time to time (as of the date of adoption of this Policy the “long-term performance bonus” within the meaning of Section 4.5 of the Company Incentive Plan).

(o)    ”Participant” means each of the senior executives of the Company who are selected by the Board for coverage by this Policy and identified on Schedules A, B and C from time to time.

(p)    ”Potential Change in Control” means the execution or entering into of any agreement by the Company the consummation of which can be expected to be a Qualifying Transaction.

(q)    ”Qualifying Termination” means a termination of the Participant’s employment with the Company (i) by the Company other than for Cause or (ii) by the Participant for Good Reason. Termination of the Participant’s employment on account of death, Disability or Retirement shall not be treated as a Qualifying Termination. Notwithstanding the preceding sentence, the death of the Participant after notice of termination for Good Reason or without Cause has been validly provided shall be deemed to be a Qualifying Termination.

(r)    ”Retirement” means the Participant’s mandatory retirement (not including any mandatory early retirement) in accordance with the Company’s retirement policy generally applicable to its salaried employees, as in effect immediately prior to the Change in Control, or in accordance with any retirement arrangement established with respect to the Participant with the Participant’s written consent.

(s)    ”Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors (or members of any similar governing body) or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets or liquidation or dissolution.

(t)    ”Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury Regulations issued thereunder.

(u)    ”Termination Period” means the period of time beginning with a Change in Control and ending two (2) years following such Change in Control. Notwithstanding anything in this Policy to the contrary, if (i) the Participant’s employment is terminated prior to a Change in Control (or, if applicable, a Potential Change of Control) for reasons that would have constituted a Qualifying Termination if they had occurred following a Change in Control; (ii) the Participant reasonably demonstrates that such termination (or Good Reason event) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control; and (iii) a Change in Control (or a Potential Change in Control) involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur within six (6) months from the date of such termination (or, in the case of a Potential Change in Control, such Potential Change in Control occurs within three (3) months of such termination), then for purposes of this Policy, the date immediately prior to the date of such termination of employment or event constituting Good Reason shall be treated as a Change in Control. For purposes of determining the timing of payments and benefits to the Participant under Section 4, the date of the actual Change in Control (or, if applicable, the Potential Change of Control) shall be treated as the Participant’s Date of Termination under Section 2(h), and for purposes of determining the amount of payments and benefits owed to the Participant under Section 4, the date the Participant’s employment is actually terminated shall be treated as the Participant’s Date of Termination under Section 2(h).

3.    Eligibility. The Board shall determine in its sole discretion which senior executives of the Company shall be Participants and whether a Participant shall be listed on Schedule A, B or C, and the Board may remove the name of any senior executive from Schedule A, B or C and participation in this Policy at any time in its sole discretion; provided, however, that a Participant may not be removed from Schedule A, B or C without his or her prior written consent within the two-year period after a Change in Control or within the period of time beginning on a date three (3) months prior to a Potential Change in Control and ending on the termination of the agreement that constituted the Potential Change in Control. The Board may delegate its authority to identify the Participants on Schedule A, B or C and to remove a Participant from Schedule A, B or C to the Compensation and Human Resources Committee (or any successor committee) of the Board.

4.    Payments Upon Termination of Employment. If during the Termination Period the employment of the Participant is terminated pursuant to a Qualifying Termination, then, subject to the Participant’s execution of a Separation Agreement and Release in the form attached to this Policy as Exhibit A or such other form as shall be approved by the Compensation and Human Resources Committee (or any successor committee) of the Board in an employment agreement between the Company and the Participant (the “Separation Agreement and Release”), which shall be provided to the Participant no later than two (2) days after the Date of Termination and must be executed by the Participant, become effective and not be revoked by the Participant by the fifty-fifth (55th) day following the Date of Termination, the Company shall provide to the Participant:

(a)    a lump sum cash payment equal to the result of multiplying (i) the sum of (A) the Participant’s Base Salary, plus (B) the Participant’s Bonus Amount by (ii) either 2.99 for a Participant identified on Schedule A, or 2.00 for a Participant identified on Schedule B or 1.00 for a Participant identified on Schedule C; and

(b)    a cash payment equal to the Participant’s target Annual Performance Bonus for the fiscal year in which the Participant’s Date of Termination occurs, multiplied by a fraction the numerator of which shall be the number of days the Participant was employed by the Company during the fiscal year in which the Date of Termination occurred and the denominator of which is 365; and

(c)    a cash payment equal to the Participant’s target Long-Term Performance Bonus for any incomplete performance cycle(s) as of the Participant’s Date of Termination, multiplied by a fraction the numerator of which shall be the number of days the Participant was employed by the Company during the applicable performance cycle and the denominator of which shall be the total number of days in the performance cycle; and

(d)    a cash payment equal to the Company’s monthly premium cost of health care for Participant and/or the Participant’s family at the Date of Termination, multiplied by eighteen (18); and

(e)    for a period of one (1) year following the Participant’s Date of Termination, the Company shall make outplacement services available to the Participant in accordance with its outplacement policy in effect immediately before the Change in Control (or if no such policy is in effect, the Participant may choose a provider of outplacement services, provided that the total cost of such outplacement services for the Participant shall not exceed $10,000 USD); and

(f)    if on the Date of Termination the Participant is working in a country other than the Participant’s Home Country and the Participant wishes to relocate to such Participant’s Home Country within one (1) year following the Date of Termination, the Company shall provide relocation benefits to the Participant and his or her dependants in accordance with the Company’s relocation program as in effect immediately before the Change in Control (or if no such program is in effect, the Company shall reimburse the Participant for reasonable relocation benefits incurred by the Participant and his or her dependants in returning to the Participant’s Home Country to the extent that such costs do not exceed $75,000 USD); and

The cash payments specified in paragraphs (a), (b), (c) and (d) of this Section 4 shall be paid no later than the sixtieth (60th) day (or the next following business day if the sixtieth day is not a business day) following the Date of Termination.

Except as otherwise expressly provided pursuant to this Policy, this Policy shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy, or other arrangement or individual contract. In the event a Participant is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of his or her Date of Termination, that may duplicate the payments and benefits provided for in this Section 4, the Board is specifically empowered to reduce or eliminate the duplicative benefits provided for under the Policy.

5.    Withholding Taxes. The Company may withhold from all payments due to the Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

6.    Reimbursement of Expenses. Except as provided in Section 16(a) of a Participant’s Employment and Confidentiality Agreement, if any contest or dispute shall arise under this Policy involving termination of a Participant’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Participant on a current basis for all reasonable legal fees and related expenses, if any, incurred by the Participant in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the prime rate as reported in The Wall Street Journal, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue thirty (30) days from the date the Company receives the Participant’s statement for such fees and expenses through the date of payment thereof, regardless of whether or not the Participant’s claim is upheld by a court of competent jurisdiction or an arbitration panel; provided, however, that the Participant shall be required to repay immediately any such amounts to the Company to the extent that a court or an arbitration panel issues a final and non-appealable order setting forth the determination that the position taken by the Participant was frivolous or advanced by the Participant in bad faith.

7.    Scope of Policy. Nothing in this Policy shall be deemed to entitle the Participant to continued employment with the Company or its Subsidiaries, and if a Participant’s employment with the Company shall terminate prior to a Change in Control, the Participant shall have no further rights under this Policy (except as otherwise provided hereunder); provided, however, that any termination of a Participant’s employment during the Termination Period shall be subject to all of the provisions of this Policy.

8.    Successors; Binding Agreement.

(a)    This Policy shall not be terminated by any Business Combination. In the event of any Business Combination, the provisions of this Policy shall be binding upon the Surviving Corporation, and such Surviving Corporation shall be treated as the Company hereunder.

(b)    The Company agrees that in connection with any Business Combination, it will cause any successor entity to the Company unconditionally to assume all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such Business Combination that constitutes a Change in Control, shall be a breach of this Policy and shall constitute Good Reason hereunder and shall entitle the Participant to compensation and other benefits from the Company in the same amount and on the same terms as the Participant would be entitled hereunder if the Participant’s employment were terminated following a Change in Control by reason of a Qualifying Termination. For purposes of implementing the foregoing, the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by a Participant.

(c)    The benefits provided under this Policy shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant shall die while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Policy to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.

9.    Notice. For purposes of this Policy, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to the Participant: the address listed as the Participant’s address in the Company’s personnel files.

If to the Company:

CA, Inc.

Attention: Corporate Secretary

One CA Plaza

Islandia, NY 11749

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(a)    A written notice of the Participant’s Date of Termination by the Company or the Participant, as the case may be, to the other, shall (i) indicate the specific termination provision in this Policy relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated and (iii) specify the termination date (which date shall be not less than fifteen

(15) nor more than sixty (60) days after the giving of such notice). The failure by the Participant or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company hereunder or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.

10.    Full Settlement; Resolution of Disputes and Costs.

(a)    The Company’s obligation to make any payments provided for in this Policy and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to the Participant under any other severance or employment agreement between the Participant and the Company, and any severance plan of the Company. In no event shall the Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Policy and, except as provided in the Separation Agreement and Release, such amounts shall not be reduced whether or not the Participant obtains other employment.

(b)    Any dispute or controversy arising under or in connection with this Policy shall be settled exclusively by arbitration in New York by three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) then in effect. One arbitrator shall be selected by the Company, the other by the Participant and the third jointly by these arbitrators (or if they are unable to agree within thirty (30) days of the commencement of arbitration the third arbitrator will be appointed by the AAA). Judgment may be entered on the arbitrators’ award in any court having jurisdiction. In the event of any such dispute or controversy arising during a Termination Period, the Company shall bear all costs and expenses arising in connection with any arbitration proceeding on the same terms as set forth in Section 6 of this Policy. Notwithstanding anything in this Policy to the contrary, any court, tribunal or arbitration panel that adjudicates any dispute, controversy or claim arising between a Participant and the Company, or any of their delegates or successors, in respect of a Participant’s Qualifying Termination, will apply a de novo standard of review to any determinations made by such person. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to any such person or characterization of any such decision by such person as final, binding or conclusive on any party.

11.    Employment with Subsidiaries. Employment with the Company for purposes of this Policy shall include employment with any Subsidiary.

12.    Survival. The respective obligations and benefits afforded to the Company and the Participant as provided in Sections 4 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Policy) 5, 6, 8(c) and 10 shall survive the termination of this Policy.

13.    GOVERNING LAW; VALIDITY. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS POLICY SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY

PROVISION OF THIS POLICY SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS POLICY, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

14.    Amendment and Termination. The Board may amend or terminate the Policy at any time; provided, however, that during the period commencing on a Change in Control and ending on the second anniversary of the Change in Control, the Policy may not be amended or terminated by the Board in any manner which is materially adverse to the interests of any Participant then listed on Schedule A, B or C without the prior written consent of such Participant; provided, further, that any termination or amendments to the Policy that are adverse to the interests of any Participant then listed on Schedule A, B or C, and that occur during the period of time beginning on a date three (3) months prior to a Potential Change in Control and ending on the termination of the agreement that constituted the Potential Change in Control, shall be void.

15.    Interpretation and Administration. The Policy shall be administered by the Board. The Board may delegate any of its powers under the Policy to the Compensation and Human Resources Committee of the Board (or any successor committee). The Board or the Compensation and Human Resources Committee (or any successor committee) shall have the authority (i) to exercise all of the powers granted to it under the Policy, (ii) to construe, interpret and implement the Policy, (iii) to prescribe, amend and rescind rules and regulations relating to the Policy, (iv) to make all determinations necessary or advisable in administration of the Policy and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Policy. Actions of the Board or the Compensation and Human Resources Committee (or any successor committee) shall be taken by a majority vote of its members.

16.    Claims and Appeals. Participants may submit claims for benefits by giving notice to the Company pursuant to Section 9 of this Policy. If a Participant believes that he or she has not received coverage or benefits to which he or she is entitled under the Policy, the Participant may notify the Board in writing of a claim for coverage or benefits. If the claim for coverage or benefits is denied in whole or in part, the Board shall notify the applicant in writing of such denial within thirty (30) days (which may be extended to sixty (60) days under special circumstances), with such notice setting forth: (i) the specific reasons for the denial; (ii) the Policy provisions upon which the denial is based; (iii) any additional material or information necessary for the applicant to perfect his or her claim; and (iv) the procedures for requesting a review of the denial. Upon a denial of a claim by the Board, the Participant may: (i) request a review of the denial by the Board or, where review authority has been so delegated, by such other person or entity as may be designated by the Board for this purpose; (ii) review any Policy documents relevant to his or her claim; and (iii) submit issues and comments to the Board or its delegate that are relevant to the review. Any request for review must be made in writing and received by the Board or its delegate within sixty (60) days of the date the applicant received notice of the initial denial, unless special circumstances require an extension of time for processing. The Board or its delegate will make a written ruling on the applicant’s request for review setting forth the reasons for the decision and the Policy provisions upon which the denial, if appropriate, is based. This written ruling shall be made within thirty (30) days of the date the Board or its delegate receives the applicant’s request for review unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than sixty (60) days after receipt of the request for review. All extensions of time permitted by this Section 16 will be permitted at the sole discretion of the Board or its delegate. If the Board does not provide the Participant with written notice of the denial of his or her appeal, the Participant’s claim shall be deemed denied.

17.    Type of Policy. This Policy is intended to be, and shall be interpreted as an unfunded employee welfare plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2520.104-24 of the Department of Labor Regulations, maintained primarily for the purpose of providing employee welfare benefits, to the extent that it provides welfare benefits, and under Sections 201, 301 and 401 of ERISA, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, in each case for a select group of management or highly compensated employees.

18.    Nonassignability. Benefits under the Policy may not be assigned by the Participant. The terms and conditions of the Policy shall be binding on the successors and assigns of the Company.

19.    Section 409A. To the extent a Participant would otherwise be entitled to any payment that under this Policy, or any plan or arrangement of the Company or its affiliates, constitutes “deferred compensation” subject to Section 409A and that if paid during the six months beginning on the date of termination of a Participant’s employment would be subject to the Section 409A additional tax because the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Company) the payment will be paid to the Participant on the earlier of the six-month anniversary of the Participant’s date of termination or the Participant’s death or disability (within the meaning of Section 409A). Similarly, to the extent the Participant would otherwise be entitled to any benefit (other than a payment) during the six months beginning on termination of the Participant’s employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of the six-month anniversary of the Participant’s date of termination or death. In addition, any payment or benefit due upon a termination of the Participant’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Participant only upon a “separation from service” as defined in Treasury Regulation § 1.409A-1(h). Each severance payment made under this Policy shall be deemed to be separate payments, amounts payable under Section 4 of this Policy shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6.

Notwithstanding anything to the contrary in this Policy or elsewhere, any payment or benefit under this Policy or otherwise that is exempt from Section 409A pursuant to final Treasury Regulation 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Participant only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the Participant’s second taxable year following the Participant’s taxable year in which the “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the Participant’s third taxable year following the taxable year in which the Participant’s “separation from service” occurs. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Policy is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Participant incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

20.    Section 280G. In the event that the payments and other benefits provided for in this Policy or otherwise payable to a Participant (collectively, “Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 20, would be subject to the excise tax imposed by Section 4999 of the Code, then a Participant’s Benefits will be either: (A) delivered in full, or (B) delivered as to such lesser extent which would result in no portion of such Benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by a Participant, on an after-tax basis, of the greatest amount of Benefits, notwithstanding that all or some portion of such Benefits may be taxable under Section 4999 of the Code.

If a reduction in the Benefits constituting “parachute payments” is necessary so that no portion of such Benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the manner which has the least economic cost to a Participant and, to the extent the economic cost is equivalent, will be reduced in the reverse order of when a payment would have been made to a Participant, until the required reduction is achieved. For the avoidance of doubt, for purposes of measuring an equity compensation award’s value to a Participant when performing the foregoing comparison between (A) and (B), such award’s value shall equal the then aggregate fair market value of the vested shares underlying the award less any aggregate exercise price less applicable taxes. Also, if two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In all cases, the provisions of this Section 20 shall be effected in a manner compliant with Section 409A.

Unless the Company and a Participant otherwise agree in writing, the calculations necessary to effect the foregoing determinations will be performed by the Company’s independent auditors or another nationally recognized accounting or consulting firm selected by the Company. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and a Participant.

For the avoidance of doubt, with respect to Michael Gregoire, the provisions of this Section 20 shall not apply, and instead, the provisions of Section 14(k) of the Employment Agreement between the Company and Michael Gregoire, dated December 10, 2012, shall control.

21.    Effective Date. The Policy shall be effective as of October 18, 2004, as amended and restated as of August 8, 2018.

Exhibit A

FORM OF CIC SEPARATION AGREEMENT AND RELEASE (HEREIN “AGREEMENT”)

CA, Inc. (the “Company”) and                      (“Executive”) agree as follows:

1.    Executive’s employment with the Company will terminate effective [Date].

2.    Executive agrees to make himself reasonably available to the Company to respond to requests by the Company for information concerning litigation, regulatory inquiry or investigation, involving facts or events relating to the Company that may be within his knowledge. Executive will cooperate fully with the Company in connection with any and all future litigation or regulatory proceedings brought by or against the Company to the extent the Company reasonably deems Executive’s cooperation necessary. Executive will be entitled to reimbursement of reasonable out-of-pocket expenses (not including counsel fees) incurred in connection with fulfilling his obligations under this Section 2.

3.    In consideration of Executive’s undertakings herein, the Company will pay an amount equal to $             in accordance with Section 4 and Section 20 of the Company’s Change in Control Severance Policy (the “CIC Severance Policy”), less required deductions (including, but not limited to, federal, state and local tax withholdings) as separation/severance pay (the “Severance Payment”). The Severance Payment will be paid in accordance with the CIC Severance Policy. Payment of the Severance Payment is contingent upon the execution of this Agreement by Executive and Executive’s compliance with all terms and conditions of this Agreement and the CIC Severance Policy. Executive agrees that if this Agreement does not become effective, the Company shall not be required to make any further payments to Executive pursuant to this Agreement or the CIC Severance Policy and shall be entitled to recover all payments already made by it (including interest thereon).

4.    Executive understands and agrees that any amounts that Executive owes the Company, including any salary or other overpayments related to Executive’s employment with the Company, will be offset and deducted from Executive’s final paycheck from the Company. Executive specifically authorizes the Company to offset and deduct any such amounts from his final paycheck. Executive agrees and acknowledges that, to the extent the amount of Executive’s final paycheck is not sufficient to repay the full amount that Executive owes to the Company, if any, the full remaining amount owed to the Company, if any, will be offset and deducted from the amount of the Severance Payment. Executive specifically authorizes the Company to offset and deduct any such amounts from his Severance Payment.

5.    Executive agrees that, after payment of Executive’s final paycheck on [Date] and the Severance Payment, Executive will have received all compensation and benefits that are due and owing to Executive by the Company, including but not limited to salary, vacation pay, bonus, commissions and incentive/override compensation but excluding any benefits or services provided pursuant to Sections 4(e) and 4(f) of the CIC Severance Policy.

6.    Executive represents that he has returned to the Company all property or information, including, without limitation, all reports, files, memos, plans, lists, or other records (whether electronically stored or not) belonging to the Company or its affiliates, including copies, extracts or other documents derived from such property or information. Executive will immediately forfeit all rights and benefits under this Agreement and the CIC Severance Policy, including, without limitation, the right to receive any Severance Payment if Executive, directly or indirectly, at any time (i) discloses to any third party or entity any trade secrets or other proprietary or confidential information pertaining to the Company or any of its affiliates or uses such secrets or information without the prior written consent of the General Counsel of the Company or (ii) takes any actions or makes or publishes any statements, written or oral, or instigates, assists or participates in the making or publication of any such statements which libel, slander or disparage the Company or any of its past or present directors, officers or employees. Nothing in this Agreement shall prevent or prohibit Executive or the Company from responding to an order, subpoena, other legal process or regulatory inquiry directed to them or from providing information to or making a filing with a governmental or regulatory body. Executive agrees that upon learning of any order, subpoena or other legal process seeking information that would otherwise be prohibited from disclosure under this Agreement, he will promptly notify the Company, in writing, directed to the Company’s General Counsel. In the event disclosure is so required, Executive agrees not to oppose any action by the Company to seek or obtain a protective order or other appropriate remedy.

7.    Executive agrees that Executive’s Employment and Confidentiality Agreement (the “Employment and Confidentiality Agreement”) shall continue to be in full force and effect, including but not limited to all non-competition and non-solicitation provisions contained therein.

8.    Executive hereby represents that he has not filed any action, complaint, charge, grievance or arbitration against the Company or any of its affiliates in connection with any matters relating, directly or indirectly, to his employment, and covenants and agrees not to file any such action, complaint or arbitration or commence any other judicial or arbitral proceedings against the Company or any of its affiliates with respect to events occurring prior to the termination of his employment with the Company or any affiliates thereof.

9.    Effective on [Date], the Company will cease all health benefit coverage and other benefit coverage for Executive.

10.    GENERAL RELEASE – Effective as of the Effective Date, and in return for the consideration set forth above, Executive agrees not to sue or file any action, claim, or lawsuit against the Company, agrees not to pursue, seek to recover or recover any alleged damages, seek to obtain or obtain any other form of relief or remedy with respect to, and cause the dismissal or withdrawal of, any lawsuit, action, claim, or charge against the Company, and Executive agrees to waive all claims and release and forever discharge the Company, its officers, directors, subsidiaries, affiliates, parents, attorneys, shareholders and employees from any claims, demands, actions, causes of action or liabilities for compensatory damages or any other relief or remedy, and obligations of any kind or nature whatsoever, based on any matter, cause or thing, relating in any way, directly or indirectly, to his employment, from the beginning of time through the Effective Date of this Agreement, whether known or unknown, fixed or contingent, liquidated or unliquidated, and whether arising from tort, statute, or contract, including, but not limited to, any claims arising under or pursuant to the

Ex-2

California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Rehabilitation Act, the Family and Medical Leave Act of 1993, the Occupational Safety & Health Act, the Employee Retirement Income Security Act of 1974, the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), New York State Labor Law, New York State Human Rights Law, New York Human Rights Law, and any other state, federal, city, county or local statute, rule, regulation, ordinance or order, or the national or local law of any foreign country, any claim for future consideration for employment with the Company, any claims for attorneys’ fees and costs and any employment rights or entitlement law, and any claims for wrongful discharge, intentional infliction of emotional distress, defamation, libel or slander, payment of wages, outrageous behavior, breach of contract or any duty allegedly owed to Executive, discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or another unlawful criterion or circumstance, and any other theory of recovery. It is the intention of the parties to make this release as broad and as general as the law permits.

[Executive acknowledges that he is aware of, has read, has had explained to him by his attorneys, understands and expressly waives any and all rights he has or may have under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”]*

11.    Executive acknowledges that he may later discover facts different from or in addition to those which he knows or believes to be true now, and he agrees that, in such event, this Agreement shall nevertheless remain effective in all respects, notwithstanding such different or additional facts or the discovery of those facts.

12.    This Agreement may not be introduced in any legal or administrative proceeding, or other similar forum, except one concerning a breach of this Agreement or the CIC Severance Policy.

13.    Executive acknowledges that Executive has made an independent investigation of the facts, and does not rely on any statement or representation of the Company in entering into this Agreement, other than those set forth herein.

14.    Executive agrees that, without limiting the Company’s remedies, should he commence, continue, join in, or in any other manner attempt to assert any claim released in connection herewith, or otherwise violate in a material fashion any of the terms of this Agreement, the Company shall not be required to make any further payments to the Executive pursuant to this Agreement or the CIC Severance Policy and shall be entitled to recover all payments already made by it (including interest thereon), in addition to all damages, attorneys’ fees and costs the Company incurs in connection with Executive’s breach of this Agreement. Executive further agrees that the Company shall be entitled to the repayments and recovery of damages described above without waiver of or prejudice to the release granted by him in connection with this Agreement, and that his violation or breach of any provision of this Agreement shall forever release and discharge the Company from the performance of its obligations arising from the Agreement.

Ex-3

15.    Executive has been advised and acknowledges that he has been given forty-five (45) days to sign this Agreement, he has seven (7) days following his signing of this Agreement to revoke and cancel the terms and conditions contained herein, and the terms and conditions of this Agreement shall not become effective or enforceable. until the revocation period has expired (the “Effective Date”).

16.    Executive acknowledges that Executive has been advised hereby to consult with, and has consulted with, an attorney of his choice prior to signing this Agreement.

17.    Executive acknowledges that Executive has fully read this Agreement, understands the contents of this Agreement, and agrees to its terms and conditions of his own free will, knowingly and voluntarily, and without any duress or coercion.

18.    Executive understands that this Agreement includes a final general release, and that Executive can make no further claims against the Company or the persons listed in Section 10 of this Agreement relating in any way, directly or indirectly, to his employment. Executive also understands that this Agreement precludes Executive from recovering any damages or other relief as a result of any lawsuit, grievance, charge or claim brought on Executive’s behalf against the Company or the persons listed in Section 10 of this Agreement.

19.    Executive acknowledges that Executive is receiving adequate consideration (that is in addition to what Executive is otherwise entitled to) for signing this Agreement.

20.    This Agreement and the CIC Severance Policy constitute the complete understanding between Executive and the Company regarding the subject matter hereof and thereof. No other promises or agreements regarding the subject matter hereof and thereof will be binding unless signed by Executive and the Company.

21.    Executive and the Company agree that all notices or other communications required or permitted to be given under the terms of this Agreement shall be given in accordance with Section 9 of the CIC Severance Policy.

22.    Executive and the Company agree that any disputes relating to any matters covered under the terms of this Agreement shall be resolved in accordance with Section 10 of the CIC Severance Policy.

23.    By entering into this Agreement, the Company does not admit and specifically denies any liability, wrongdoing or violation of any law, statute, regulation or policy, and it is expressly understood and agreed that this Agreement is being entered into solely for the purpose of amicably resolving all matters of any kind whatsoever between Executive and the Company.

24.    In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

Ex-4

25.    The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

26.    Unless expressly specified elsewhere in this Agreement, this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to the principles of conflict of law.

27.    This Agreement may be executed in one or more counterparts.

Company	Executive

By:
Date:	Date:

Ex-5